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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 11-K



                                 ANNUAL REPORT



[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
    1934 (FEE REQUIRED)

                  For the fiscal year ended December 31, 1993
                                            -----------------


[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934 (NO FEE REQUIRED)


               For transition period from _________ to _________

                        Commission file number  1-8525
                                                ------

                        ______________________________

            A. Full title of the plan and the address of the plan:


                        THE SAVINGS AND PROFIT SHARING
                             PLAN FOR EMPLOYEES OF
                          WORTHEN BANKING CORPORATION
                               200 West Capitol
                         Little Rock, Arkansas  72201

                        ______________________________


         B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                          WORTHEN BANKING CORPORATION
                               200 West Capitol
                         Little Rock, Arkansas  72201

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                               ANNUAL REPORT ON
                                   FORM 11-K

                        THE SAVINGS AND PROFIT SHARING
                             PLAN FOR EMPLOYEES OF
                          WORTHEN BANKING CORPORATION

                               December 31, 1993



Item 4. Financial statements and schedules
- - ------------------------------------------

     Financial statements and schedules prepared in accordance with financial reporting requirements of ERISA are attached as Exhibit 99.

Exhibit Index
- - -------------

Exhibit #                                Description
- - ---------                                -----------

    23            Consent of Independent Auditors

    99 Financial Statements and Schedules of The Savings and Profit Sharing Plan for Employees of Worthen Banking Corporation December 31, 1993 and 1992
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                                  SIGNATURES
                                  ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto

                             THE SAVINGS AND PROFIT SHARING
                                 PLAN FOR EMPLOYEES OF
                              WORTHEN BANKING CORPORATION


       June 29, 1994             /s/ Judith A. Leinweber
Date ______________________  By:________________________________________________
                                Judith A. Leinweber
                                Senior Vice President and Director of Human
                                Resources, and Chairman of Administrative
                                Committee of The Savings and Profit Sharing Plan for Employees of Worthen Banking Corporation